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                                                                      Exhibit 99

                                  PRESS RELEASE


BENEDEK BROADCASTING CORPORATION
100 Park Avenue
Rockford, Illinois 61101
CONTACT:  Ron Lindwall, Chief Financial Officer
          (815) 987-5350

           BENEDEK BROADCASTING ANNOUNCES COMPLETION OF ACQUISITION OF
        WOWT(TV) AND KAKE-TV FROM CHRONICLE PUBLISHING AND DISPOSITION OF
                             WWLP(TV) TO WGRC, INC.

         March 31, 2000. Rockford, Illinois. Benedek Broadcasting Corporation announced today that it had completed the acquisition of television stations WOWT(TV), an NBC affiliate serving Omaha, Nebraska, and KAKE-TV, an ABC affiliate serving Wichita, Kansas from The Chronicle Publishing Company. The Wichita-Hutchinson market is the 65th largest television market in the United States and the Omaha market is the 73rd largest market. KAKE-TV in Wichita also operates satellite stations in Colby and Garden City, Kansas. The purchase price for the Chronicle stations was $141,000,000.

         The acquisitions were completed as part of an exchange transaction with WGRC, Inc. which acquired from Benedek Broadcasting Corporation television station WWLP(TV), its NBC affiliate serving Springfield, Massachusetts. WGRC is owned by Gary R. Chapman, President and Chief Executive Officer of LIN Television Corporation. The purchase price for WWLP(TV) was $123,000,000. Springfield is the 104th largest television market in the United States.

         The acquisition by Benedek Broadcasting of WOWT(TV) and KAKE-TV in exchange for WWLP(TV) is intended to qualify as a like-kind exchange transaction under Section 1031 of the Internal Revenue Code. Benedek Broadcasting paid the balance of the purchase price for the Chronicle stations of $18,000,000 in cash.

         Benedek Broadcasting owns 23 network-affiliated television stations in small to medium sized markets throughout the United States. It is a wholly-owned subsidiary of Benedek Communications Corporation.

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